Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ContraFect Corporation 2014 Omnibus Incentive Plan of our report dated March 15, 2017, with respect to the financial statements of ContraFect Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Hartford, Connecticut

May 8, 2017